Exhibit 5.1

August 13, 2025

180 Life Sciences Corp.

3000 El Camino Real, Bldg. 4, Suite 200

Palo Alto, CA 94306

Re:	180 Life Sciences Corp.
Registration Statement on Form S-3 and Rule 424(b) Prospectus

Ladies and Gentlemen:

We have acted as special counsel to 180 Life Sciences Corp., a Delaware corporation (the “Company”), in connection with the Sales Agreement, dated August 13, 2025 (the “Agreement”), by and among Clear Street LLC (the “Agent”), and the Company, pursuant to which the Company may issue and sell shares of common stock, par value $0.0001 per share (the “Shares”). The Shares have been offered for sale pursuant to a prospectus supplement dated August 13, 2025 (the “Prospectus Supplement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) on August 13, 2025, pursuant to Rule 424(b) under the Securities Act and the base prospectus (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s registration statement on Form S-3 (No. 333-288194), initially filed by the Company with the Commission on June 20, 2025, and declared effective by the Commission on June 26, 2025 (the “Registration Statement”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”); (ii) the Prospectus Supplement; (iii) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”); (iv) the Second Amended and Restated Bylaws of the Company (the “Bylaws”); (v) the Agreement; and (vi) records of proceedings of the Board of Directors, or committees thereof, and resolutions relating thereto (the “Resolutions”). We have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Agreement without having independently verified such factual matters.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and when the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, that upon issuance, the Shares will be validly issued, fully paid and non-assessable.

Further, in connection with our opinions expressed above, we have assumed that, (i) at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the Company’s Certificate of Incorporation that would be in conflict with or inconsistent with the Company’s right and ability to issue the Shares, (iv) all purchasers of the Shares will timely pay in full to the Company all amounts they have agreed to pay to purchase such Shares, as approved by the Board of Directors of the Company or a duly authorized committee thereof, (v) that the purchase price of any Shares will not be less than the par value thereof, (vi) that the specific sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), and (vii) that that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Incorporation, and (b) the aggregate amount of Shares authorized for offer, sale, and issuance by the Resolutions.

In rendering the foregoing opinion, we have also assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The foregoing opinion is limited solely to DGCL and the federal laws of the United States of America and the reported decisions interpreting such law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue-sky laws of any state or any foreign jurisdiction. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have made such examination of Delaware law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. We express no opinion as to the enforceability of the Agreement.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and further consent to all references to us in the Prospectus Supplement under “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC